UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 24, 2005

TD Banknorth Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-51179	01-0437984

(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

P.O. Box 9540, Two Portland Square, Portland, Maine	04112-9540

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (207) 761-8500

Not Applicable

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

     On May 24, 2005, the stockholders of TD Banknorth Inc. approved the Amended and Restated 2003 Equity Incentive Plan, a copy of which is included as an exhibit to this Current Report on Form 8-K. In order to reflect the amendments to the 2003 Equity Incentive Plan approved by stockholders, TD Banknorth revised the form of grant agreements to be used to evidence grants under the plan in the future. The new forms of agreements to be used under this plan are included as exhibits to this Current Report on Form 8-K.

     On May 24, 2005, the Human Resources and Compensation Committee of the Board of Directors of TD Banknorth (the “Committee”) granted performance-based restricted stock unit awards to executive officers and other employees of TD Banknorth. The number of target units, with each unit representing one share of common stock, issued to each of TD Banknorth’s named executive officers were as follows: 22,400 target units to William J. Ryan, Chairman, President and Chief Executive Officer; and 11,220 target units to each of Peter J. Verrill, Senior Executive Vice President and Chief Operating Officer, David J. Ott, Senior Executive Vice President and Chief Banking Officer, Andrew W. Greene, Senior Executive Vice President, Insurance and Investments, and Wendy Suehrstedt, Executive Vice President and Chief Retail Officer. The number of actual units will range from 0% to 300% of the number of target units, depending upon TD Banknorth’s compound average increase in operating earnings per share from April 1, 2005 through December 31, 2007 as set forth in the award agreement. The number of actual units will then be adjusted downward to reflect payouts under prior long-term awards for the first eight weeks of 2005 and to reflect the length of the recipient’s employment through December 31, 2007. A recipient’s award will be forfeited if his or her employment is terminated prior to December 31, 2007 and prior to any change in control for other than death, disability or retirement. The number of final units earned, if any, will be paid out in cash based on the closing sales price of a share of common stock of TD Banknorth on December 31, 2007.

     On May 24, 2005, the Committee granted to each non-employee director of TD Banknorth an option to purchase 2,000 shares of TD Banknorth common stock and 2,000 restricted shares of TD Banknorth common stock. The forms of agreement for these awards are included as exhibits to this Current Report on Form 8-K.

     On May 24, 2005, the Committee adopted amended and restated participation agreements between TD Banknorth and eight executive officers of TD Banknorth who previously had been granted restricted stock units in common shares of The Toronto-Dominion Bank (“TD”) under the 2005 Performance Based Restricted Share Unit Plan of TD Banknorth (the “Plan”) to reflect changes in the calculation of awards thereunder resulting from TD Banknorth’s use of the purchase method of accounting to account for the transaction which resulted in it becoming a majority-owned subsidiary of TD. The Plan was adopted and the related participation agreements were entered into pursuant to the terms of the employment and retention agreements entered into by TD Banknorth and these executive officers in connection with the transactions which resulted in TD Banknorth becoming a majority-owned subsidiary of TD. The form of amended and restated participation agreement between TD Banknorth and each of William J. Ryan, Peter J. Verrill, Stephen J. Boyle, John W. Fridlington, Andrew W. Greene, Carol L. Mitchell, David J. Ott and Wendy Suehrstedt is included as an exhibit to this Current Report on Form 8-K.

     On May 24, 2005, the Committee adopted an Amended and Restated Deferred Compensation Plan for Non-Employee Directors and Key Employees, pursuant to which participants may defer base salary, incentive compensation and non-employee director fees. In addition, the Company contributes to participants’ accounts each year an amount equal to the additional Company matching contribution that would have been made under the Company’s 401(k) Plan if the 401(k) Plan was permitted to include in its definition of compensation for matching contribution purposes the amount deferred by the participant under the Amended and Restated Deferred Compensation Plan. A copy of the Amended and Restated Deferred Compensation Plan is included as an exhibit to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits

     (a) Not applicable.

     (b) Not applicable.

     (c) The following exhibits are included with this Report:

Exhibit No.	Description
10.1	Amended and Restated 2003 Equity Incentive Plan (1)

10.2	Form of nonqualified stock option agreement under the Amended and Restated 2003 Equity Incentive Plan

10.3	Form of nonqualified stock option agreement for non-employee directors under the Amended and Restated 2003 Equity Incentive Plan

10.4	Form of restricted stock unit award agreement – stock settlement under the Amended and Restated 2003 Equity Incentive Plan

10.5	Form of restricted stock unit award agreement – cash settlement under the Amended and Restated 2003 Equity Incentive Plan

10.6	Form of performance-based restricted stock unit award agreement – cash settlement under the Amended and Restated 2003 Equity Incentive Plan

10.7	Form of restricted stock agreement for non-employee directors under the Amended and Restated 2003 Equity Incentive Plan

10.8	Form of Amended and Restated Participation Agreement under the previously-filed 2005 Performance Based Restricted Share Unit Plan of TD Banknorth Inc. (2)

10.9	Amended and Restated Deferred Compensation Plan for Non-Employee Directors and Key Employees

(1)	Incorporated by reference to the definitive proxy statement filed by TD Banknorth Inc. with the Commission on April 20, 2005 for the 2005 annual meeting of stockholders held on May 24, 2005.

(2)	The 2005 Performance Based Restricted Share Unit Plan is included as an exhibit to the Form 8-K filed by TD Banknorth Inc. on March 7, 2005.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TD BANKNORTH INC.

By:	/s/ Peter J. Verrill

Name: Peter J. Verrill
Title: Senior Executive Vice President and
Chief Operating Officer

Date: May 25, 2005